UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 19, 2017

THE AES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-12291	54-1163725
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Wilson Boulevard, Suite 1100 Arlington, Virginia 22203
(Address of principal executive offices)

(703) 552-1315

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 24, 2017, The AES Corporation (the “Company” or “AES”) and Alberta Investment Management Corporation (“AIMCo”), on behalf of certain of its clients, announced that certain of their subsidiaries and affiliates, as applicable, had entered into a definitive merger agreement on February 19, 2017 (the “Agreement”) pursuant to which the Company and AIMCo will acquire FTP Power LLC d/b/a sPower (“sPower”) for $853 million in cash, subject to adjustment, plus the assumption of $724 million in sPower’s non-recourse debt. The majority member of sPower, an affiliate of Fir Tree Partners (“the Majority Member”), is also party to the Agreement. In connection with the transaction, each of the Company and AIMCo will directly and independently purchase and own slightly below 50% of sPower. A portion of the acquisition will be funded with $90 million of subordinated debt to sPower, and the remaining amount of $763 million will be funded with equity from AES and AIMCo in equal proportion. The sPower portfolio includes 1,274 MW of solar and wind projects in operation or under construction and a development pipeline of more than 10,000 MW located in the United States.

The Agreement includes customary representations, warranties and covenants by the parties. Closing of the transaction is subject to conditions, including expiration of any waiting period under the Hart-Scott-Rodino Act, approval of the Federal Energy Regulatory Commission, approval of the Committee on Foreign Investment in the United States (CFIUS) under the Defense Production Act, receipt of certain third party consents and the satisfaction of other customary conditions. Closing of the transaction is expected by the third quarter of 2017.

The parties have agreed to indemnify each other for breaches of representations, warranties and covenants and for certain other matters, subject to certain exceptions and limitations. The Agreement contains certain termination rights for the parties, including if the closing does not occur by December 31, 2017, which date may be automatically extended under certain circumstances. Under certain circumstances, the Company may be required to incur a reverse termination fee as set forth in the Agreement.

The joint press release by the Company and AIMCo announcing the transaction is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Safe Harbor Disclosure

This Current Report on Form 8-K (this “Form 8-K”) contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the expected timetable for completing the proposed transaction, sPower’s projects under development, the Company’s future cash flows, improvement in the Company’s credit metrics and growth of the Company’s dividend. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission (the “SEC”), including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7: Management’s Discussion & Analysis in AES’ 2015 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2015 Annual Report on Form 10-K dated on or about February 23, 2016 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia, 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may also be obtained by visiting the Company’s website at www.aes.com.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated February 24, 2017.

SIGNATURES

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The AES Corporation

Date: February 24, 2017	By:	/s/ Zafar A. Hasan
Name: Zafar A. Hasan
Title: Vice President and Chief Corporate Counsel

INDEX TO EXHIBITS

Exhibits

Exhibit No.	Description

99.1	Press release dated February 24, 2017.